UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 25, 2007

EDGE PETROLEUM CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	000-22149	76-0511037
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Travis Tower

1301 Travis, Suite 2000

Houston, Texas 77002

(Address of principal executive offices)

(713) 654-8960

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03.  Material Modification to Rights of Security Holders.

Effective January 25, 2007, Edge filed a Certificate of Designations with the Secretary of State of the State of Delaware for 2,875,000 shares of Series A cumulative convertible perpetual preferred stock (the “Series A preferred stock”).

The following is a summary of certain terms of the Series A preferred stock:

Dividends.  The Series A preferred stock will accumulate dividends at a rate of $2.875 for each share of Series A preferred stock per year.  Dividends will be cumulative from the date of first issuance and, to the extent payment of dividends is not prohibited by Edge’s debt agreements, assets are legally available to pay dividends and Edge’s board of directors or an authorized committee of the board declares a dividend payable, Edge will pay dividends in cash, every quarter.

No dividends or other distributions (other than a dividend payable solely in shares of a like or junior ranking) may be paid or set apart for payment upon any shares ranking equally with the Series A preferred stock (“parity shares”) or shares ranking junior to the Series A preferred stock (“junior shares”), nor may any parity shares or junior shares be redeemed or acquired for any consideration by Edge (except by conversion into or exchange for shares of a like or junior ranking) unless all accumulated and unpaid dividends have been paid or funds therefore have been set apart on the Series A preferred stock and any parity shares.

Liquidation preference.  In the event of Edge’s voluntary or involuntary liquidation, winding-up or dissolution, each holder of Series A preferred stock will be entitled to receive and to be paid out of Edge’s assets available for distribution to Edge’s stockholders, before any payment or distribution is made to holders of junior stock (including common stock), but after any distribution on any of Edge’s indebtedness or senior stock, a liquidation preference in the amount of $50 per share of the Series A preferred stock, plus accumulated and unpaid dividends on the shares to the date fixed for liquidation, winding-up or dissolution.

Ranking.  The Series A preferred stock will rank:

•                  senior to all of the shares of Edge’s common stock and to all of Edge’s other capital stock issued in the future unless the terms of such capital stock expressly provide that it ranks senior to, or on a parity with, shares of the Series A preferred stock;

•                  on a parity with all of Edge’s other capital stock issued in the future the terms of which expressly provide that it will rank on a parity with the shares of the Series A preferred stock; and

•                  junior to all of Edge’s existing and future debt obligations and to all shares of Edge’s capital stock issued in the future the terms of which expressly provide that such shares will rank senior to the shares of the Series A preferred stock.

Mandatory conversion.  On or after January 20, 2010, Edge may, at its option, cause shares of the Series A preferred stock to be automatically converted at the applicable conversion rate, but only if the closing sale price of Edge’s common stock for 20 trading days within a period of 30 consecutive trading days ending on the trading day immediately preceding the date Edge gives the conversion notice equals or exceeds 130% of the conversion price in effect on each such trading day.

Limited optional redemption.  If fewer than 15% of the shares of Series A preferred stock are outstanding, Edge may, at any time on or after January 20, 2010, at its option, redeem for cash all such Series A preferred stock at a redemption price equal to the liquidation preference of $50 plus any accrued and unpaid dividends, if any, on a share of Series A preferred stock to, but excluding, the redemption date, for each share of Series A preferred stock.

Conversion rights.  Each share of Series A preferred stock may be converted at any time, at the option of the holder, into approximately 3.0193 shares of Edge’s common stock (which is based on an initial conversion price of $16.56 per share of common stock, subject to adjustment) plus cash in lieu of fractional shares, subject to Edge’s right to settle all or a portion of any such conversion in cash or shares of Edge’s common stock.  If Edge elects to settle all or any portion of its conversion obligation in cash, the conversion value and the number of shares of Edge’s common stock it will deliver upon conversion (if any) will be based upon a 20 trading day averaging period.

Upon any conversion, the holder will not receive any cash payment representing accumulated and unpaid dividends on the Series A preferred stock, whether or not in arrears, except in limited circumstances.  The conversion rate is equal to $50 divided by the conversion price at the time.  The conversion price is subject to adjustment upon the occurrence of certain events.  The conversion price on the conversion date and the number of shares of Edge’s common stock, as applicable, to be delivered upon conversion may be adjusted if certain events occur.

Purchase or exchange upon fundamental change.  If Edge becomes subject to a fundamental change (as defined herein), each holder of shares of Series A preferred stock will have the right to require Edge to purchase any or all of its shares at a purchase price equal to 100% of the liquidation preference, plus accumulated and unpaid dividends, to the date of the purchase.  Edge will have the option to pay the purchase price in cash, shares of common stock or a combination of cash and shares.  Edge’s ability to purchase all or a portion of Series A preferred stock for cash is subject to Edge’s obligation to repay or repurchase any outstanding debt required to be repaid or repurchased in connection with a fundamental change and to any contractual restrictions then contained in Edge’s existing borrowing agreements.

Conversion in connection with a fundamental change.  If a holder elects to convert its shares of Series A preferred stock in connection with certain fundamental changes, Edge will in certain circumstances increase the conversion rate for the Series A preferred stock.  Upon a conversion in connection with a fundamental change, the holder will be entitled to receive a cash payment for all accumulated and unpaid dividends.

A “fundamental change” will be deemed to have occurred upon the occurrence of any of the following:

1.               a “person” or “group” subject to specified exceptions, disclosing that the person or group has become the direct or indirect ultimate “beneficial owner” of Edge’s common equity representing more than 50% of the voting power of Edge’s common equity other than a filing with a disclosure relating to a transaction which complies with the proviso in subsection 2 below;

2.               consummation of any share exchange, consolidation or merger of Edge pursuant to which Edge’s common stock will be converted into cash, securities or other property or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of Edge and its subsidiaries, taken as a whole, to any person other than one of its subsidiaries; provided, however, that a transaction where the holders of more than 50% of all classes of Edge’s common equity immediately prior to the transaction own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee immediately after the event shall not be a fundamental change;

3.               Edge is liquidated or dissolved or holders of Edge’s capital stock approve any plan or proposal for Edge’s liquidation or dissolution; or

4.               Edge’s common stock is neither listed on a national securities exchange nor listed nor approved for quotation on an over-the-counter market in the United States.

However, a fundamental change will not be deemed to have occurred in the case of a share exchange, merger or consolidation, or in an exchange offer having the result described in subsection 1 above, if 90% or more of the consideration in the aggregate paid for common stock (and excluding cash payments for fractional shares and cash payments pursuant to dissenters’ appraisal rights) in the share exchange, merger or consolidation or exchange offer consists of common stock of a United States company traded on a national securities exchange (or which will be so traded or quoted when issued or exchanged in connection with such transaction).

Voting rights.  If Edge fails to pay dividends for six quarterly dividend periods (whether or not consecutive) or if Edge fails to pay the purchase price on the purchase date for the Series A preferred stock following a fundamental change, holders of the Series A preferred stock will have voting rights to elect two directors to Edge’s board.

In addition, Edge may generally not, without the approval of the holders of at least 66 2/3% of the shares of the Series A preferred stock then outstanding:

•                  amend Edge’s restated certificate of incorporation, as amended, by merger or otherwise, if the amendment would alter or change the powers, preferences, privileges or rights of the holders of shares of Edge’s preferred stock so as to adversely affect them;

•                  issue, authorize or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, any senior stock; or

•                  reclassify any of Edge’s authorized stock into any senior stock of any class, or any obligation or security convertible into or evidencing a right to purchase any senior stock.

The Certificate of Designations is filed as Exhibit 3.1 to this report and is incorporated herein by reference.  The description of the Series A preferred stock is a summary of certain terms of the Series A preferred stock and is qualified by and subject to the provisions of the Certificate of Designations.

Item 5.03.  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The information provided under Item 3.03 is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
3.1†	Certificate of Designations establishing the 5.75% Series A cumulative convertible perpetual preferred stock, dated January 25, 2007.
99.1†	Press Release issued January 30, 2007.

     † Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EDGE PETROLEUM CORPORATION

Date: January 30, 2007	By:	/s/ MICHAEL G. LONG
Michael G. Long
Executive Vice President and Chief Financial and Accounting Officer